Exhibit 99.1

TransDigm Announces the Appointment of Mike Lisman as Chief Financial Officer and the Appointment of Jim Skulina as Senior Vice President of Finance

CLEVELAND, July 30, 2018 /PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG) today announced the appointment of Mike Lisman as Chief Financial Officer and the appointment of Jim Skulina as Senior Vice President of Finance of TransDigm Group Incorporated.

Mike brings strong experience in the private equity industry, mergers and acquisitions and the capital markets to his new assignment.

Mike was most recently Vice President of the TransDigm Mergers and Acquisitions team. Prior to this role, he managed the Air & Fuel Valves business unit at AeroFluid Products, a TransDigm operating company.

Before joining TransDigm in 2015, Mike worked in private equity and held positions of increasing responsibility in the New York and London offices of Warburg Pincus and the Washington D.C. office of The Carlyle Group. Prior to that he worked in Morgan Stanley’s investment banking division.

Mike received a B.S. in aerospace engineering from the University of Notre Dame and an MBA from Harvard Business School.

Kevin Stein, President and Chief Executive Officer of TransDigm Group Incorporated, stated, “Mike has a significant private equity background that fits well with our distinctive business strategy. His experience in capital markets and mergers and acquisitions enhances the experience of our senior executive team. We are very excited to be able to promote an internal candidate to the level of Chief Financial Officer to continue to perpetuate our unique culture. I look forward to working with Mike in his new role and am pleased he will be leading our finance group while also remaining actively involved in TransDigm’s mergers and acquisitions process.”

TransDigm also announced the simultaneous appointment of Jim Skulina as Senior Vice President of Finance. Jim most recently served as TransDigm’s Interim Chief Financial Officer. In Jim’s new role, he will retain responsibility and oversight for TransDigm’s public reporting, internal accounting and tax functions for a transitional time period. He will work closely with Mike to assure a seamless transition and also assist in the appointment of a chief accounting officer to assume oversight of public reporting, internal accounting and tax functions.

About TransDigm
TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Contact:     Liza Sabol
    Director of Investor Relations
    (216) 706-2945
    ir@transdigm.com